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                                                                    EXHIBIT 99.1



PSB GROUP, INC. ANNOUNCES
SECOND-QUARTER EARNINGS


Madison Heights, MI. July 12, 2004 -- PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, announced net income for the second quarter of 2004 was $959,000, or $.33 per average outstanding share, compared to $963,000, or $.31 per average outstanding share in the second quarter of 2003.

Earnings to date for the year 2004 totaled $1,817,000 or $.63 per average outstanding share, compared to $2,015,000 or $.64 per average outstanding share in 2003. Year 2004 earnings reflect a transfer of $470,000 to loan loss provision, whereas there were no transfers to loan loss provision in 2003.

Total assets as of June 30, 2004 were $429,572,000 compared to $416,700,000 on June 30, 2003. The lending portfolio totaled $346,014,000 as of June 30, 2004 compared to $303,918,000 at June 30, 2003, representing a 14% increase in total loans. Deposits totaled $366,491,000 on June 30, 2004 compared to $363,298,000 at the same time 2003.

Peoples State Bank is an independent, locally owned community bank, founded in 1909. The bank currently serves the tri-county area with ten offices in Farmington Hills, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.

Contact:          David A. Wilson
                  Senior Vice President & CFO
                  (248) 548-2900